VILLAGE SUPER MARKET, INC.
                            EXECUTIVE OFFICES
                           733 Mountain Avenue
                      Springfield, New Jersey 07081
                          Phone:  (973) 467-2200
                           Fax:  (973) 467-6582



                       VILLAGE SUPER MARKET, INC.
                     DECLARES 8% DIVIDEND INCREASE


Contact:     Kevin Begley, CFO
             (973) 467-2200, Ext. 220
             Kevin.Begley@wakefern.com


     Springfield, New Jersey - March 20, 2009 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) declared an 8% increase in the quarterly cash dividend. The increased quarterly cash dividends are $.20 per Class A common share and $.13 per Class B common share. The dividends will be payable on April 23, 2009 to shareholders of record at the close of business on April 2, 2009.

     Village Super Market operates a chain of 25 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.